Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-163471) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-3 No. 333-136200) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-3 No. 333-131742-01) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-8 No. 333-131769) of Inergy Holdings, L.P.,

•	Registration Statement (Form S-8 No. 333-128027) of Inergy Holdings, L.P., and

•	Registration Statement (Form S-3 No. 333-158066) of Inergy, L.P.

of our reports (a) dated November 30, 2009 (except for the adoption of Financial Accounting Standards Board Accounting Standards Codification Subtopic 810-10 and related disclosure in Note 2, the retroactive effect of a three-for-one split of common units representing limited partner interests and related disclosure in Notes 10, 11, and 16, and the subsequent events reported in Note 19, as to which the date is September 2, 2010), with respect to the consolidated financial statements and schedules of Inergy Holdings, L.P. and Subsidiaries included in this Current Report (Form 8-K) for the year ended September 30, 2009, and (b) dated November 30, 2009, with respect to the balance sheet of Inergy Holdings GP, LLC included in the Inergy Holdings, L.P.’s Annual Report (Form 10-K) for the year ended September 30, 2009, both filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Kansas City, Missouri
September 2, 2010